Exhibit 10.45

AMENDMENT NUMBER ONE
TO THE
HEALTH NET, INC.
2002 STOCK OPTION PLAN

WHEREAS, Health Net, Inc. (the “Company”) maintains the Health Net, Inc. 2002 Stock Option Plan (the “Plan”) for the benefit of key employees and directors of the Company;
WHEREAS, the Company desires to amend the Plan to, among other administrative matters, provide that common stock of the Company tendered by a Participant in satisfaction of the exercise price or tax obligations shall not be made available again for issuance under the Plan;
WHEREAS, the Board of Directors of the Company (the “Board”) has the power to amend the Plan pursuant to Section 6.2 thereof; and
Whereas, the Compensation Committee of the Board has recommended that the Board amend the Plan as provided below.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	The definition of Mature Shares is hereby amended and restated in its entirety as follows:
““Mature Shares” shall mean previously acquired shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months (or such shorter period as the Committee may permit, provided that the Company will not be required to recognize any increased compensation expense under applicable accounting principles in connection with its receipt of such shares hereunder) or (ii) has purchased on the open market.”

2.	The third sentence of Section 3.3 of the Plan is hereby amended and restated in its entirety as follows:
“To the extent that shares of Common Stock subject to an outstanding option (except to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of an SAR) or Stock Award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award, then such shares of Common Stock shall again be available under the Plan; however, shares of Common Stock actually or constructively (i.e., by attestation) tendered in satisfaction of the exercise price or tax obligations shall not be made available again for issuance under the Plan.”

3.	Section 4.2(c) of the Plan is hereby amended and restated in its entirety as follows:
“(c) Method of Exercise” An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction); (ii) if applicable, by surrendering to the Company any SARs which are canceled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Unless the Committee in its sole discretion determines to limit the available methods of exercise, payments by any optionee with respect to any options granted under the Plan shall be made: either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B). Cash payment shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company. In the event the Company rounds up and delivers a whole share of Common Stock in order to satisfy the exercise price obligation in respect of the exercise price of any option, the Company shall either refund an amount in cash to optionee or apply an amount to the payment of withholding taxes, as described in Section 6.5, in the Committee’s sole discretion, which amount shall equal the difference between the Fair Market Value of the whole share of Common Stock delivered to satisfy the exercise price obligation, less the Fair Market Value of such fractional share of Common Stock required to satisfy the exercise price obligation. The Company shall not be required to deliver certificates for shares of Common Stock until the Company has confirmed the receipt of good and available funds in payment of the full purchase price therefor and any withholding taxes thereon, as described in Section 6.5.”

4.	Section 6.5 of the Plan is hereby amended and restated to read in its entirety as follows:
“6.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. Unless the Committee in its sole discretion determines to limit the available methods of payment of such taxes, payments by any award holder with respect to any awards granted under the Plan shall be made: (A) a cash payment to the Company, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, equal to the minimum amount necessary to satisfy any such obligation, (C) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option, to the extent legally permissible, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C); in each case, except as otherwise set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Notwithstanding the foregoing sentence, in the event the Company rounds up and withholds or delivers a whole share of Common Stock in order to satisfy such tax obligation in respect of any Award, the Company shall refund an amount in cash to the holder of the Award, which amount shall equal the difference between the Fair Market Value of the whole share of Common Stock withheld or delivered to satisfy such tax obligation, less the Fair Market Value of such fractional share of Common Stock required to satisfy such tax obligation.”

5.
Capitalized terms used in this Amendment Number One and not otherwise defined shall have the same meaning assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment Number One, the Plan shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 4th day of December, 2013.

HEALTH NET, INC.

By:    /s/ Karin Mayhew
Name:    Karin Mayhew
Title:     Senior Vice President, Organization
Effectiveness